Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2017, except for the fourth, fifth and sixth paragraphs of note 1 and note 10, as to which the date is November 15, 2017, with respect to the financial statements of Neothetics, Inc. included in this Registration Statement on Form S-4 and related proxy statement/prospectus/information statement of Neothetics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 15, 2017